Exhibit 5.3

1114 Avenue of the Americas, 23rd Floor
New York, New York 10036.7703 USA
P. 212.880.6000 | F. 212.682.0200
www.torys.com

February 10, 2017

Brookfield Asset Management Inc.

Brookfield Place

181 Bay Street, Suite 300

P.O. Box 762

Toronto, Canada M5J2T3

Brookfield Finance LLC

Brookfield Place

250 Vesey Street, 15th Floor

New York, New York 10281-1023

RE: Registration Statement on Forms F-10 and F-3

Ladies and Gentlemen:

We have acted as special counsel for Brookfield Asset Management Inc., a corporation organized under the laws of Ontario, Canada (the “Corporation”) and Brookfield Finance LLC, a Delaware limited liability company (“BFL”) in connection with the Corporation and BFL filing with the U.S. Securities and Exchange Commission a Registration Statement on Forms F-10 and F-3 (the “Registration Statement”) for the purpose of registering under the U.S. Securities Act of 1933, as amended (the “Securities Act”) (a) debt securities to be issued by BFL (the “Debt Securities”) and fully and unconditionally guaranteed by the Corporation, to be issued pursuant to an indenture to be entered into in connection with the issuance of Debt Securities thereunder, and a form of which is being filed as an exhibit to the Registration Statement (the “Indenture”), among BFL, as the issuer, the Corporation, as guarantor, and Computershare Trust Company of Canada, as Canadian trustee, and Computershare Trust Company, N.A., as U.S. trustee (collectively, the “Trustee”), with the specific terms of each issuance of Debt Securities to be set forth in one or more board resolutions, officer’s certificates and/or supplemental indentures to the Indenture (each, a “Supplemental Indenture”); and (b) guarantees (the “Guarantees”) of the Debt Securities by the Corporation as provided for in the Indenture.

We, as your counsel, have examined originals or copies of such documents, corporate records, certificates of public officials and other instruments as we have deemed necessary or advisable for the purpose of rendering this opinion.

In rendering the opinions expressed herein, we have, without independent inquiry or investigation, assumed that (i) all documents submitted to us as originals are authentic and complete, (ii) all documents submitted to us as copies conform to authentic, complete originals,

(iii) all documents filed as exhibits to the Registration Statement that have not been executed will conform to the forms thereof, (iv) all signatures on all documents that we reviewed are genuine, (v) all natural persons executing documents had and have the legal capacity to do so, (vi) all statements in certificates of public officials and directors or managers, as the case may be, and officers of the Corporation and BFL that we reviewed were and are accurate, and (vii) all representations made by the Corporation and BFL as to matters of fact in the documents that we reviewed were and are accurate.

Based upon the foregoing, and subject to the additional assumptions and qualifications set forth below, we advise you that, in our opinion:

1.              Assuming the Indenture and the relevant Supplemental Indenture(s) have been duly authorized by the Trustee, and when (i) the Indenture and the relevant Supplemental Indenture(s) have been executed and delivered by the Corporation, BFL and the Trustee; (ii) the specific terms of a particular series of Debt Securities have been duly authorized and established in accordance with the Indenture and the relevant Supplemental Indenture(s); and (iii) such Debt Securities have been duly authorized, executed, authenticated, issued and delivered in accordance with the Indenture, the applicable Supplemental Indenture(s) and the applicable underwriting or other agreement against payment therefor, such Debt Securities will constitute valid and binding obligations of BFL and the Guarantees thereof will constitute valid and binding obligations of the Corporation, enforceable in accordance with their terms, subject to applicable bankruptcy, insolvency and similar laws affecting creditors’ rights generally, concepts of reasonableness and equitable principles of general applicability, provided that we express no opinion as to (x) the enforceability of any waiver of rights under any usury or stay law or (y) the effect of fraudulent conveyance, fraudulent transfer or similar provision of applicable law on the conclusions expressed above.

In connection with the opinions expressed above, we have assumed that, at or prior to the time of the delivery of any Debt Securities and the related Guarantees, (i) the Board of Managers of BFL and the Board of Directors of the Corporation, as applicable, together with any designated committee therefor, shall have duly established the terms of such Debt Securities and Guarantees and duly authorized the issuance and sale of such Debt Securities and Guarantees, and such authorizations shall not have been modified or rescinded; (ii) the Registration Statement shall have become effective and such effectiveness shall not have been terminated or rescinded; (iii) the Indenture, the Supplemental Indenture(s) and the Debt Securities are each valid, binding and enforceable agreements of each party thereto (other than as expressly covered above in respect of BFL and the Corporation); and (iv) there shall not have occurred any change in law affecting the validity or enforceability of such Debt Securities and Guarantees. We have also assumed that the execution, delivery and performance by BFL and the Corporation of any Debt Securities or Guarantees, as applicable, whose terms are established subsequent to the date hereof (a) require no action by or in respect of, or filing with, any governmental body, agency or official and (b) do not contravene, or constitute a default under, any provision of applicable law or regulation or any judgment, injunction, order or decree or any agreement or other instrument binding upon BFL or the Corporation.

We are qualified to practice law in the Province of Ontario and the State of New York, and we do not express any opinion with respect to the laws of any jurisdiction other than (a) the laws of the Province of Ontario, (b) the laws of the State of New York and (c) the Limited Liability Company Act of the State of Delaware, in each case, in force at the date of this opinion letter.  Notwithstanding the foregoing and our opinion above, we express no opinion with respect to the compliance or non-compliance with applicable privacy laws in connection with the Indenture, any Supplemental Indenture(s) or the issuance and sale of any Debt Securities or Guarantees.

We hereby consent to the filing of this opinion letter as an exhibit to the Registration Statement referred to above and further consent to the reference to our name under the caption “Legal Matters” in the prospectus, which is a part of the Registration Statement. In giving this consent, we do not admit that we are in the category of persons whose consent is required under Section 7 of the Securities Act.

Very truly yours,

/s/ Torys LLP